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                                                                   Exhibit 10.14


                     SOFTWARE LICENSE AND SUPPORT AGREEMENT

      This SOFTWARE LICENSE AND SUPPORT AGREEMENT (this "Agreement") is entered into by and between Grove Worldwide, acting through Grove North America, Division of Kidde Industries, Inc., together with its Subsidiaries (as defined below) collectively "Customer"), and Baan U.S.A., Inc. ("Baan"), and describes the terms and conditions pursuant to which Baan by license of Baan Development B.V. shall license to Customer and support certain Software (as defined below).

      In consideration of the mutual promises and upon the terms and conditions set forth below, the parties agree as follows:

I     Definitions

      1.1 "Baan Tools" means (i) the customization tools which offer the facilities required for running any Software application and customize forms and reports, among other things, and (ii) the development tools which enable the user thereof to develop additional software programs.

      1.2 "Concurrent Users" means all log-ons into the Baan Shell of the Software at any one time, as specified per Site in Schedule B.

      1.3 "Confidential Information" means this Agreement and all its Schedules, any addenda hereto signed by both parties, all Software listings, Documentation, information, data, drawings, benchmark tests, specifications, trade secrets, object code and machine-readable copies of the Software, source code relating to the Software, and any other proprietary information supplied to Customer by Baan, or by Customer to Baan and clearly marked as "confidential information", including all items defined as "confidential information" in any other agreement between Customer and Baan whether executed prior to or after the date of this Agreement.

      1.4 "Documentation" means any on-line help files or written instructions manuals regarding the Use of the Software.

      1.5 "Effective Date" means the later of the dates on which Customer and Baan have signed this Agreement.

      1.6 "Equipment" means the computer system, including peripheral equipment and operating system software, specified in Schedule B.

      1.7   "Maintenance and Support" means the services described in Section
            6.3.

      1.8 "Release" means a set of the Software in which in addition to possible corrections of detected shortcomings, (small) functional enhancements have been included. New Releases are registered by means of a change of the number to the right of the decimal point, e.g. BAAN IV.0 >> BAAN IV.1.

      1.9 "Response Time" means the elapsed time between the receipt of a service call and the time when Baan begins the Maintenance and Support, including a verbal or written confirmation to the Customer thereof.

      1.10 "Site" means each physical location specified in Schedule B of one or more CPU's of the Equipment at which Customer is entitled to Use the Software.

      1.11 "Software" means the computer software programs specified in Schedule A and otherwise provided to Customer pursuant to this Agreement, and includes without limitation the Third Party Software.

      1.12 "Subsidiaries" means all current and future business entities of which a party owns, directly or indirectly, more than fifty percent (50%) of the equity securities or other equity interest granting such party voting rights exercisable in electing the management of the entities, for so long as such ownership exists.

      1.13 "Support Call (priority 10)" means a reported problem in the Software which causes a total system standstill.

      1.14 "Support Call (priority 20)" means a reported problem in the Software which causes serious disruption of a major business function and which can not be (temporarily) solved by a workaround.

      1.15 "Support Call (priority 30)" means a reported problem in the Software for which a workaround is available.

      1.16 "Support Call (priority 40)" means general questions and wishes pertaining to the Software and all reported problems in the Software which are not included in Sections 1.13, 1.14 or 1.15.

      1.17 "Third Party Software" means the third party software product licensed to Baan, if any, that is specified on Schedule A. The Third Party Software is subject to all the terms and conditions of this Agreement that apply to the Software except where specifically indi-


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            cated otherwise. In addition, the terms and conditions of the Third
            Party Software Exhibit apply to the Third Party Software. In the event of any conflict between the Third Party Software Exhibit and this Agreement, the Third Party Software Exhibit shall govern. No addendum to this Agreement shall be deemed to modify any terms or conditions that govern the Third Party Software unless such addendum specifically mentions the Third Party Software.

      1.18 "Third Party Software Exhibit" means the exhibit, if any, which sets forth the specific terms and conditions that apply to the Third Party Software.

      1.19 "Update" means a set of the Software in which detected shortcomings are being remedied. Updates are registered by means of a letter indication after the version number of the Software, e.g. BAAN IV.0 >> BAAN IV.0A.

      1.20 "Use" means loading, utilization, storage or display of the Software by Customer (and such other entities as are expressly permitted by Section 3(c)) by no more than the number of Concurrent Users set forth on Schedule B, for its own internal information processing services and computing needs (except as expressly permitted by Section 3(c)), by copying or transferring the same into Customer's Equipment.

      1.21 "Version" means a set of the Software in which substantial new functionalities or other substantial changes are introduced. Versions are registered by means of a change of the number to the left of the decimal point, e.g. BAAN IV.0 >> BAAN V.0.

2     Grant of License

      2.1 Subject to the terms and conditions of this Agreement, Baan hereby grants to Customer during an unlimited period of time, a non-exclusive and non-transferable license to (a) Use the Software on the Equipment (or with prior written notice to Baan, on substitute, upgraded, or additional equipment) and at the Site (or with prior written notice to Baan on additional sites of Customer, to be specified in Schedule B), and to make sufficient copies as necessary for such Use, (b) use the Documentation in connection with Use of the Software, and (c) modify the Software pursuant to authorized Use of the Baan Tools specified in Schedule A, if any; provided that, although Customer does not transfer to Baan any of Customer's rights to such modifications, all such modifications shall be subject to the restrictions of this Agreement that apply to the Software.

            This license transfers to Customer neither title nor any proprietary or intellectual property rights to the Software, Documentation, or any copyrights, patents, or trademarks, embodied or used in connection therewith, except for the rights expressly granted herein.

      2.2 Baan shall issue to Customer, as soon as practicable, one (1) machine-readable copy of the Software for Use at the Site only, along with one (1) copy of the on-line Documentation. Baan will provide Customer with written copies of the Documentation at Baan's standard charges. Customer may not copy the Documentation. Customer acknowledges that no copy of the source code of the Software will be provided to Customer, except as expressly provided in Section 5 below.

      2.3 If the specified Equipment is inoperable or under repair, Customer will be entitled to transfer the Software to substitute Equipment at the same Site using an operating system that is supported by Baan, provided that Customer shall promptly notify Baan in writing of the transfer. Customer will be responsible for any services required if the Software has to be ported to an operating system that is not supported by Baan.

      2.4 Customer will be entitled to make a reasonable number of machine-readable copies of the Software for backup or archival purposes only. Customer may not copy the Software, except as permitted by this Agreement. Customer shall maintain accurate and up-to-date records of the number and location of all copies of the Software and inform Baan in writing of such location(s). All copies of the Software will be subject to all terms and conditions of this Agreement. Whenever Customer is permitted to copy or reproduce all or any part of the Software, all titles, trademark symbols, copyright symbols and legends, and other proprietary markings must be reproduced.

      2.5 Notwithstanding the inclusion of Subsidiaries in the definition of Customer in this Agreement, Baan's affirmative obligations will be limited to the entity named above. Such entity hereby guarantees the performance of its Subsidiaries under this Agreement and shall indemnify and hold harmless Baan from and against all losses, costs, liabilities and expenses arising out of or relating to any breaches by such Subsidiaries of this Agreement.

3     License Restrictions

      Customer agrees that it will not itself or through any parent, subsidiary, affiliate, agent or other third party:

      (a) sell, lease, license or sublicense the Software or the Documentation;


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      (b)   decompile, disassemble, or reverse engineer the Software, in whole or in part;

      (c) allow access to the Software by any Concurrent User not located at the Site other than Customer's employees and employees of Customer's customers, dealers and distributors who Use such Software (excluding the Third Party Software) pursuant to the terms of Section 3(f) below;

      (d) write or develop any derivative software or any other software program based upon the Software or any Confidential Information, except pursuant to authorized Use of Baan Tools, if any;

      (e) use the Software to provide processing services to third parties, commercial timesharing, rental or sharing arrangements, or otherwise use the Software on a "service bureau" basis; or

      (f) provide, disclose, divulge or make available to, or permit use of the Software by any third party without Baan's prior written consent; provided, however, that Customer may allow its customers, dealers and distributors to Use the Software (excluding the Third Party Software) solely for the purpose of conducting business with Customer within the scope of their customer relationship, dealership or distributorship with Customer.

4     License Fee

      4.1   License Fee. In consideration of the license granted pursuant to
            Section 2.1, Customer agrees to pay Baan the License Fee specified in Schedule A. The License Fee is due and payable in fill upon the Effective Date.

      4.2 Expansion of License. Customer will have the option to expand the license granted pursuant to Section 2.1 by increasing the authorized number of Concurrent Users after Baan's prior written consent and further after Baan's receipt of additional license fees for the expanded Use as set forth in Baan's then-current standard commercial price list.

      4.3 Taxes. Customer agrees to pay or reimburse Baan for all federal, state, dominion, provincial, or local sales, use, personal property, payroll, excise or other taxes, fees, or duties arising out of this Agreement or the transactions contemplated by this Agreement (other than taxes on the net income of Baan).

      4.4 No Offset. Fees and expenses due from Customer under this Agreement may not be withheld or offset by Customer against other amounts owed by Customer for any reason.

5     Escrow of Source Code

      A Master Source Code Escrow Agreement with respect to the Software (excluding the Third Party Software) has been established with Fort Knox Escrow Services, Inc. Customer shall have the right to become a beneficiary of the Escrow Agreement provided that Customer agrees to be bound by the terms of such Escrow Agreement.

6     Maintenance and Support

      For so long as Customer is current in the payment of all Maintenance Fees (described below), Customer will be entitled to Maintenance and Support as specified in this Section 6.

      6.1 Term and Termination. Baan's provision of Maintenance and Support to Customer will commence on the Effective Date and will continue for an initial term of one (1) year. Maintenance and Support will automatically renew at the end of the initial term and any subsequent term for a renewal term of one (1) year unless Customer has provided Baan with a written termination notice of its intention not to renew the Maintenance and Support at least ninety (90) days prior to the termination expiration of the then-current term. Termination of Maintenance and Support upon failure to renew will not affect the license of the Software.

      6.2 Maintenance and Support Services. Maintenance and Support will be provided only with respect to versions of the Software that are being supported by Baan, according to the following schedule: (a) a Version will be supported for five (5) years after the commercial release of the next Version, provided always that Customer makes use of the last Release and Update of the first mentioned Version; (b) a Release will be supported for one (1) year after the commercial release of the next Release, provided always that Customer makes use of the last Update of the related Version; and (c) an Update will be supported for six (6) months after the commercial release of the next Update.

      6.3 Levels of Maintenance and Support. Maintenance and Support is available at the following Response Times: (i) Support Call (priority 10): one (1) hour, (ii) Support Call (priority 20): two
            (2) hours; (iii) Support Call (priority 30): four (4) hours; and
            (iv) Support Call (priority 40): eight (8) hours.

      6.4 Basic Maintenance. Basic Maintenance means that Baan will provide during Baan's standard hours of service: (i) Updates and Releases, when and if available, and related on-line Documentation, and (ii) telephone assistance with respect to the Soft-


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            ware, including (a) clarification of functions and features of the
            Software; (b) clarification of the Documentation; (c) guidance in the operation of the Software; and (d) error verification, analysis and correction to the extent possible by telephone. Baan's standard hours of service are Monday through Friday, 8:30 a.m. to 5:00 p.m., local Site time, except for holidays as observed by Baan.

      6.5 On-site Assistance. At Baan's discretion, Baan can decide to provide Maintenance and Support at the Customer Site. In such event Customer will reimburse Baan for all related traveling expenses and costs for board and lodging.

      6.6 Installation and Conversion. Upon Customer's request, Baan or a designated Baan partner can perform the installation and/or conversion of the Software. Unless otherwise agreed, the costs hereof shall be invoiced to Customer on the basis of Baan's then-current rates.

      6.7 Causes which are not attributable to Baan. Maintenance and Support will not include services requested as a result of, or with respect to causes which are not attributable to Baan. These services will be billed to Customer at Baan's then-current rates. Causes which are not attributable to Baan include but are not limited to:

            (a) accident; unusual physical, electrical or electromagnetic stress; neglect; misuse; failure or fluctuation of electric power, air conditioning or humidity control; failure of rotation media not furnished by Baan; excessive heating; fire and smoke damage; operation of the Software with other media and hardware, software or telecommunication interfaces not meeting or not maintained in accordance with the manufacturer's specifications; or causes other than ordinary use;

            (b) improper installation by Customer or use of the Software that deviates from any operating procedures established by Baan in the applicable Documentation;

            (c) modification, alteration or addition or attempted modification, alteration or addition of the Software undertaken by persons other than Baan or Baan's authorized representatives;

            (d)   software programs made by Customer, Baan or other parties.

      6.8 Responsibilities of Customer. Baan's provision of Maintenance and Support to Customer is subject to the following:

            (a) Customer shall provide Baan with access to Customer's personnel and Equipment during normal business hours. This access must include the ability to dial-in to the Equipment on which the Software is operating and to obtain the same access to the Equipment as those of Customer's employees having the highest privilege or clearance level. Baan will inform Customer of the specifications of the modem equipment and associated software needed, and Customer will be responsible for the costs and use of said equipment.

            (b) Customer shall provide supervision, control and management of the Use of the Software. In addition, Customer shall implement procedures for the protection of information and the implementation of backup facilities in the event of errors or malfunction of the Software or Equipment.

            (c) Customer shall document and promptly report all errors or malfunctions of the Software to Baan. Customer shall take all steps necessary to carry out procedures for the rectification of errors or malfunctions within a reasonable time after such procedures have been received from Baan.

            (d) Customer shall maintain a current backup copy of all programs and data.

            (e) Customer shall properly train its personnel in the Use and application of the Software and the Equipment on which it is used.

      6.9 Maintenance Fee. The Maintenance Fee for each calendar year of Maintenance and Support will be 15% of the listprice for the Software, as set forth in Baan's price list in effect as of the Effective Date. The Maintenance Fee is due and payable in full in advance within thirty (30) days after the date of delivery of the Software. Any amounts not paid within thirty (30) days will be subject to interest of 1% per month, which interest will be immediately due and payable. Each calendar year, the Maintenance Fee may be modified by Baan due to general price increases and/or general inflation increases which are reflected in the Consumer Price Index, but shall, for a period of four years from the Effective Date, in no event exceed five percent (5%) plus the increase in the Consumer Price Index for the applicable time period, by written notice to Customer at least thirty (30) days prior to the end of the then-current term. In the event of a modification of the Maintenance Fee, Customer may discontinue Maintenance and Support. If Customer elects not to renew Maintenance and Support, Customer may re-enroll only upon payment of the annual Maintenance Fee for the coming year


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            and fifty (50) per cent of all Maintenance Fees that would have been paid had Customer not terminated Maintenance and Support, which entitles Customer to all Updates and Releases of the Software which have been released during the same period.

      6.10 Assignment of Duties. Baan may assign its duties of Maintenance and Support to a third party, provided that Baan will remain responsible for the actions of such third party. Any such assignment is subject to Customer's consent, which consent shall not be unreasonably withheld or delayed.

7     Limited Warranty and Limitation of Liability

      7.1 Baan warrants that the Software will perform in substantial accordance with the Documentation for a period of one (1) year from the Effective Date. if during this time period the Software does not perform as warranted, Baan shall undertake to correct the Software, or if correction of the Software is reasonably not possible, replace such Software free of charge. If neither of the foregoing is commercially practicable, Baan shall terminate this Agreement and refund to Customer the License Fee. In addition, Baan warrants that the media on which the Software is distributed will be free from defects in materials and workmanship under normal use for a period of ninety (90) days from the Effective Date. Baan will replace any defective media returned to Baan within the 90-day period. The foregoing are Customer's sole and exclusive remedies for breach of warranty. The warranty set forth above is made to and for the benefit of Customer only. The warranty will apply only if:

            (a) the Software has been properly installed and used at all times and in accordance with the instructions for Use; and

            (b) no modification, alteration or addition has been made to the Software by persons other than Baan or Baan's authorized representative (except pursuant to the authorized Use of the Baan Tools specified in Schedule A); and

            (c) Customer has not requested modifications, alterations or additions to the Software that cause it to deviate from the Documentation.

      7.2 Except as set forth above, Baan makes no warranties, whether express, implied, or statutory regarding or relating to the Software or the Documentation, or any materials or services furnished or provided to Customer under this Agreement, including Maintenance and Support. Baan, specifically disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Software, Documentation and said other materials and services, and with respect to the use of any of the foregoing. In addition, Baan disclaims any warranty with respect to, and will not be liable or otherwise responsible for, the operation of the Software if programs are made through the use of Baan Tools or non-Baan software that change, or are able to change, the data model of the Software.

      7.3 In no event will Baan be liable for any loss of profits, loss of use, business interruption, loss of data, cost of cover or indirect, special, incidental or consequential damages of any kind in connection with or arising out of the furnishing, performance or use of the Software or services performed hereunder, whether alleged as a breach of contract or tortious conduct, including negligence, even if Baan has been advised of the possibility of such damages. In addition, Baan will not be liable for any damages caused by delay in delivery or furnishing the Software or said services. Baan`s liability under this Agreement for direct, indirect, special, incidental and/or consequential damages of any kind, including, without limitation, restitution, will not, in any event, exceed the License Fee paid by Customer to Baan under this Agreement

      7.4 Customer shall indemnify and hold Baan harmless from and against any costs, losses, liabilities and expenses (including reasonable attorneys fees) arising out of third party claims related to Customers Use of the Software under this Agreement.

      7.5 Any pre-production versions of the Software distributed to Customer are delivered "as-is," without any express or implied warranties.

      7.6 The provisions of this Section 7 allocate risks under this Agreement between Customer and Baan. Baan's pricing reflects this allocation of risks and limitation of liability.

      7.7 No action arising out of any breach or claimed breach of this Agreement or transactions contemplated by this Agreement may be brought by either party more than one (1) year after the cause of action has accrued. For purposes of this Agreement, a cause of action will be deemed to have accrued when a party knew or reasonably should have known of the breach or claimed breach.

      7.8 No employee, agent, representative or affiliate of Baan has authority to bind Baan to any oral representations or warranty concerning the Software. Any written representation or warranty not expressly contained in this Agreement will not be enforceable.


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8.    Indemnification for Infringement

      8.1 Baan shall, at its expense, defend or settle any claim, action or allegation brought against Customer that the Software infringes any patent, copyright, trade secret or other proprietary right of any third party and shall pay any final judgments awarded or settlements entered into; provided that Customer gives prompt written notice to Baan of any such claim, action or allegation of infringement and gives Baan the authority to proceed as contemplated herein. Baan will have the exclusive right to defend any such claim, action or allegation and make settlements thereof at its own discretion, and Customer may not settle or compromise such claim, action or allegation, except with prior written consent of Baan. Customer shall give such assistance and information as Baan may reasonably require to settle or oppose such claims. In the event any such infringement, claim, action or allegation is brought or threatened, Baan may, at its sole option and expense:

            (a) procure for Customer the right to continue Use of the Software or infringing part thereof; or

            (b) modify or amend the Software or infringing part thereof, or replace the Software or infringing part thereof with other software having substantially the same or better capabilities; or, if neither of the foregoing is commercially practicable,

            (c) terminate this Agreement and repay to Customer a portion, if any, of the License Fee equal to the amount paid by Customer less one-forty-eighth (1/48) thereof for each month or portion thereof that this Agreement has been in effect. Baan and Customer will then be released from any further obligation to the other under this Agreement, except for the obligations of indemnification provided for above and such other obligations that survive termination.

      8.2 The foregoing obligations shall not apply to the extent the infringement arises as a result of modifications to the Software made by any party other than Baan or Baan's authorized representative. The foregoing obligations shall not apply to the Third Party Software.

      8.3 The foregoing states the entire liability of Baan with respect to infringement of any patent, copyright, trade secret or other proprietary right.

9     Confidential Information

      9.1 Each party acknowledges that the Confidential Information constitutes valuable trade secrets and each party agrees that it shall use Confidential Information solely in accordance with the provisions of this Agreement and will not disclose, or permit to be disclosed, the same, directly or indirectly, to any third party without the other party's prior written consent. Each party agrees to exercise due care in protecting the Confidential Information from unauthorized use and disclosure. However, neither party bears any responsibility for safeguarding information that (i) is publicly available, (ii) already in the other party's possession and not subject to a confidentiality obligation, (iii) obtained by the other party from third parties without restrictions on disclosure, (iv) independently developed by the other part without reference to Confidential Information, or (v) required to be disclosed by order of a court or other governmental entity. Nothing herein will prevent routine discussions by the parties that normally take place in a "user group" context

      9.2   In the event of actual or threatened breach of the provisions of
            Section 9.1, the non-breaching party will have no adequate remedy at law and will be entitled to immediate and injunctive and other equitable relief, without bond and without the necessity of showing actual money damages.

10    Term and Termination

      10.1 This Agreement will take effect on the Effective Date and will remain in force until terminated in accordance with this Agreement.

      10.2 This Agreement may be terminated by Customer upon thirty (30) days' prior written notice to Baan, with or without cause, provided that no such termination will entitle Customer to a refund of any portion of the License Fee or Maintenance Fee.

      10.3 Baan may, by written notice to Customer, terminate this Agreement if any of the following events ("Termination Events") occur, provided that, except as set forth in Section 10.3 (d) below, no such termination will entitle Customer to a refund of any portion of the License Fee or Maintenance Fee:

            (a)   Customer fails to pay any amount due to Baan within thirty
                  (30) days after Baan gives Customer written notice of such non-payment; or

            (b) Customer is in material breach of any non-monetary term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within thirty (30) days after Baan gives Customer written notice of such breach; or

            (c)   Customer (i) terminates or suspends its business


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                  activities, (ii) becomes insolvent, admits in writing its
                  inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or similar authority, or (iii) becomes subject to any bankruptcy or insolvency proceeding under federal or state statutes; or

            (d)   Baan elects to refund Customer's fees in accordance with
                  Section 7.1 or Section 8.1(c).

            If any Termination Event occurs, termination will become effective immediately or on the date set forth in the written notice of termination. Termination of this Agreement will not affect the provisions regarding Customers or Baan's treatment of Confidential Information, provisions relating to the payment of amounts due, or provisions limiting or disclaiming Baan's liability, which provisions will survive termination of this Agreement.

      10.4 Within fourteen (14) days after the date of termination or discontinuance of this Agreement for any reason whatsoever, Customer shall return the Software, derivative works and all copies thereof, in whole or in part, all related Documentation and all copies thereof, and any other Confidential Information in its possession. Customer shall furnish Baan with a certificate signed by an executive officer of Customer verifying that the same has been done.

11    Non-assignment/Binding Agreement

      Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Customer, in whole or in part, whether voluntary or by operation of law, including by way of sale of assets, merger or consolidation, without the prior written consent of Baan, which consent will not be unreasonably withheld. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns.

12    Notices

      Any notice required or permitted under the terms of this Agreement or required by law must be in wilting and must be (a) delivered in person,
      (b) sent by first class registered mail, or air mail, as appropriate, (c) sent by overnight air courier, or (d) by facsimile, in each case properly posted to the appropriate address set forth below. Either party may change its address for notice by notice to the other party given in accordance with this Section. Notices will be considered to have been given at the time of actual delivery in person, three (3) business days after deposit in the mail as set forth above, one (1) day after delivery to an overnight air courier service, or one (1) day after the moment of transmission by facsimile.

13    Miscellaneous

      13.1 Force Majeure. Neither party will incur any liability to the other party on account of any loss or damage resulting from any delay or failure to perform all or any part of this Agreement if such delay or failure is caused, in whole or in part, by events, occurrences, or causes beyond the control and without negligence of the parties. Such events, occurrences, or causes will include, without limitation, acts of God, strikes, lockouts, riots, acts of war, earthquakes, fire and explosions, but the inability to meet financial obligations is expressly excluded.

      13.2 Waiver. Any waiver of the provisions of this Agreement or of a party's rights or remedies under this Agreement must be in writing to be effective. Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time, will not be construed and will not be deemed to be a waiver of such party's rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such party's right to take subsequent action. Except as expressly stated in this Agreement, no exercise or enforcement by either party of any right or remedy under this Agreement will preclude the enforcement by such party of any other right or remedy under this Agreement or that such party is entitled by law to enforce.

      13.3 Severability, if any term, condition, or provision in this Agreement is found to be invalid, unlawful or unenforceable to any extent, the parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Agreement. If the parties fail to agree on such an amendment, such invalid term, condition or provision will be severed from the remaining terms, conditions and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law.

      13.4 Entire Agreement. This Agreement (including the Schedules and any addenda hereto signed by both parties) contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the parties with respect to said subject matter, except as provided in
            Section 1.3 with respect to the definition of "Confidential Information."

      13.5 Standard terms of Customer. No terms, provisions or conditions of any purchase order, acknowledgment or other business form that Customer may use in connection with the acquisition or licensing of the Software will have any effect on the rights, duties or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of Baan to object to such terms, provisions or conditions.

      13.6 Amendments to this Agreement. This Agreement may not be amended, except by a writing signed by both parties.

      13.7 Baan's prior consent. Unless expressly provided otherwise in this Agreement, any prior consent of Baan that is required before Customer may take an action may be granted or withheld in Baan's sole and absolute discretion.

      13.8 Export of Software. Customer may not export or re-export the Software without the prior written consent of Baan and without the appropriate United States and foreign government licenses.

      13.9 Public Announcements. Customer acknowledges that Baan may desire to use its name in press releases, product brochures and financial reports indicating that Customer is a customer of Baan, and Customer agrees that Baan may use its name in such a manner.

      13.10 Counterparts. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement.

      13.11 Applicable law. This Agreement will be interpreted and construed in accordance with the laws of the State of California and the United States of America, without regard to conflict of law principles.

      13.12 Headings. Section and Schedule headings are for ease of reference only and do not form part of this Agreement.

      13.13 Non-solicitation. Customer acknowledges and agrees that the employees and consultants of Baan who perform the Maintenance and Support Services or other services are a valuable asset to Baan and are difficult to replace. Accordingly, Customer agrees that, for a period of twelve (12) months after the completion of the Maintenance and Support Services or other services, it will not offer employment as an employee, independent contractor, or consultant to any Baan employee or consultant who performs any of the Maintenance and Support Services or other services.

IN WITNESS WHEREOF, the parties have executed this Agreement.

GROVE NORTH AMERICA, DIVISION              BAAN U.S.A., INC.
OF KIDDE INDUSTRIES, INC.


By: /s/ G.F. Heidinger Sr.                 By: /s/ Kevin Calderwood
    ------------------------------             ------------------------------
G.F. Heidinger Sr. V.P. & CFO              Kevin Calderwood VP
----------------------------------         ----------------------------------
(print name and title)                     (print name and title)

Date: 6/29/96                              Date: 7/2/96

Address:                                   Address:

1565 Buchanan Trail Street East            11911 Freedom Drive
Shady Grove, PA 17256                      Reston, VA 22094

               ADDENDA

                     ADDENDUM NUMBER ONE TO SOFTWARE LICENSE
                              AND SUPPORT AGREEMENT

      This is Addendum Number One (the "Addendum") to that certain Software License and Support Agreement dated June 29, 1996 (the "Agreement"), by and between Grove Worldwide, acting through Grove North America, Division of Kidde Industries, Inc. ("Customer") and Baan U.S.A., Inc. ("Baan").

      In consideration of the mutual covenants set forth herein and in the Agreement, Customer and Baan agree as follows:

      Priority. The parties agree that the Agreement is hereby amended as set forth in this Addendum. Any inconsistency between this Addendum and the Agreement shall be resolved in favor of the intent of the parties as expressed by this Addendum. Terms used herein with the initial letter capitalized which are not otherwise defined herein, shall have the meaning given said terms in the Agreement. The Agreement as amended by this Addendum Number One shall remain in full force and effect.

Affiliates. For purposes of the Agreement, "Affiliates" shall be included in the definition of "Customer"(first set forth above) and shall mean those operations and/or companies which now or hereafter make-up the Grove Worldwide group of companies. As of the Effective Date, Affiliates include Grove North America (Division of Kidde Industries, Inc.), National Crane Corporation. Grove Europe Limited, Deutsche Grove GmbH, Grove France, the Delta Systemes Group, Grove Crane and Grove Manlift. No Affiliate other than Grove North America shall be permitted to exercise any rights granted to Customer under the Agreement until Grove North America advises the Affiliate of its obligations under this Agreement, including this Addendum. Grove North America hereby guarantees the performance of such Affiliates' obligations under the Agreement and shall indemnify and hold harmless Baan from and against all losses, costs, liabilities and expenses arising out of or relating to any breaches by such Affiliates of such obligations.

1.3 "Confidential Information". The words "and clearly marked as 'Confidential Information'" are hereby deleted from Section 1.3.

1.6 "Equipment". The following is added at the end of Section 1.6:

"Customer shall have the right, at no additional cost, to update Schedule B with respect to additional equipment used by Customer by giving written notice thereof to Baan."

1.10 "Site". The following is added to the end of Section 1.10:

            "Customer shall have the right, at no additional cost, to update Schedule B with respect to additional physical locations owned or leased and operated by Customer by giving written notice thereof to Baan."

2 Grant of License. The words "one (1)" are hereby deleted from the first sentence of Section 2.2, the second time they appear, and replaced by the words "three (3), one of which shall be in German."

                                                 Addendum Number One To Software
                                                   License and Support Agreement
                                                             Grove North America

================================================================================

The words "Section 2.6 and" are added to the last sentence of Section 2.2, after the words "except as expressly provided in."

A new Section 2.6 is added after Section 2.5, as follows:

      "2.6 Source Code License. If deemed necessary by both Customer and Baan, Baan shall provide, free of charge to Customer, one copy of the Source Code for certain modules of the Software as requested by Customer pursuant to an Agreement Regarding the Use of Source Code with terms substantially similar to those contained in the agreement attached hereto as Exhibit C."

3. License Restrictions. The words ", although the development of additional derivative software for the purpose of integrating with the Software to support business requirements of Customer is permitted" is inserted at the end of
Section 3(d), before the semicolon.

4 License Fee. The last sentence of Section 4.1 is hereby deleted and replaced by the following:

      "The License Fee is due and payable in full on October 1, 1996."

6.4 Basic Maintenance. The following is inserted at the end of Section 6.4, after the period:

      "Maintenance is also available at an Advanced Level and at a Full Level. The Advanced Level gives the Customer coverage Monday through Friday, 8 a.m. through 8 p.m., local Site time, and the Full Level gives the Customer coverage seven days per week, twenty-four hours per day. The Maintenance Fee for Advanced coverage is 18% of the price of the Software, as set forth in Baan's price list in effect as of the Effective Date and the Maintenance Fee for Full coverage is 21%. Any calls received outside the hours contracted for by the Customer will be charge to Customer at Baan's then-current rates. These rates, as of the Effective Date, are $250.00 per hour."

6.5 On-Site Assistance. The words ", but with Customer's prior consent," are inserted after the words "At Baan's discretion" in the first sentence of Section 6.5.

The word "reasonable" is inserted after the words "reimburse Baan for all related" in Section 6.5.

6.7 Causes which are not attributable to Baan. Section 6.7 (d) is hereby deleted and replaced by the following:

      "(d) software programs made by Customer or other parties and software programs, excluding the Software, made by Baan Company N.V."

6.9 Maintenance Fee. The following is inserted after the first sentence of
Section 6.9:

      "Notwithstanding the foregoing, the Maintenance Fee for the first three months after the Effective Date shall be $1.00. Customer agrees that for this first three-month period, Customer shall not be entitled to place calls to Baan's International Service Center regarding the Software unless Customer agrees to pay Baan the hourly rates charged by Baan for calls received outside of hours contracted for. The Maintenance Fee for the next period of Maintenance and Support, the twelve (12)

                                                 Addendum Number One To Software
                                                   License and Support Agreement
                                                             Grove North America

================================================================================

month period from October 1, 1996 through September 30, 1997, shall be 15% of the price of the Software as set forth in this Agreement."

The words "for each calendar year" are hereby inserted after the words "The Maintenance Fee" in the second sentence of Section 6.9.

The words "thirty (30)" in the second and third sentences of Section 6.9 are hereby deleted and replaced by the words "forty-five (45)."

The fourth sentence of Section 6.9 is hereby deleted and replaced by the following:

      "Each calendar year, the Maintenance Fee may be modified by Baan due to general price increases and/or general inflation increases which are reflected in the U.S. Producer Price Index, but Baan agrees that, prior to the fifth anniversary of the Effective Date, the Maintenance Fee shall not increase by more than the increase in the U.S. Producer Price Index, Total Finished Goods, for each year during the applicable time period, by written notice to Customer at least thirty (30) days prior to the end of the then-current term."

A new Section 7.1 (d) is hereby added as follows:

      "(d) After the expiration of the warranty period as set forth in this
Section 7.1, defects in the Software will be addressed as set forth in Section
6."

Section 7.4 is hereby deleted in its entirety.

Section 7.7 is hereby deleted in its entirety.

10 Term and Termination. The word "thirty (30)" where it appears in Sections 10.3(a) and 10.3(b) is hereby deleted and replaced by the word "forty-five
(45)."

The words "provisions relating to Baan's indemnification for infringement," are hereby inserted after the words "amounts due," in the last paragraph of Section 10.3.

The words "of Baan" are inserted after the words "other Confidential information" in Section 10.4.

The word "its" in Section 10.4 is hereby deleted and replaced by the word "Customer's."

11 Non-Assignment/Binding Agreement. The following phrase is added at the end of
Section 11, after the period:

      "Notwithstanding the foregoing, this restriction of transfer shall not apply to any assignment or transfer resulting from the pending Hanson de-merger or any future Hanson- Grove Worldwide demerger or reorganization as long as no entity involved in any such future transaction makes commercially available software which is in competition with the Software."

                                                 Addendum Number One To Software
                                                   License and Support Agreement
                                                             Grove North America

================================================================================

12. Notices. The following is added after the period following the last sentence in Section 12:

"For Customer: Grove Worldwide
               1565 Buchanan Trail East
               P.O. Box 21
               Shady Grove, Pennsylvania 17256
               Attn: George Gunther
                     Director of Information Systems

with copy to:  Grove Worldwide
               1565 Buchanan Trail East
               P.O. Box 21
               Shady Grove, Pennsylvania 17256
               Attn: General Counsel

For Baan:      Baan USA, Inc.
               4600 Bohannon Drive
               Suite 105
               Menlo Park, CA 94025
               Attn: Susanne Hereford
                     Corporate Counsel

with copy to:  Baan USA, Inc.
               11911 Freedom Drive
               Suite 780
               Reston, VA 22090
               Attn: Kevin Calderwood
                     Vice President

The parties agree that the above named individuals may be changed by the respective parties with notice to the other party."

13.8 Export of Software. The words "without the prior written consent of Baan" are deleted from the first sentence of section 13.8 and replaced with the words "in violation of United States government export control laws and other laws regulating the exportation of software."

13.9 Public Announcements. The following phrase is added to the end of
Section 13.9, before the period:

      ",assuming that Customer is given prior written notice of the use by Baan."

A new Section 13.14 is hereby added as follows:

      "13.14 Lighthouse Account. Baan agrees that Customer shall be entitled to certain attention from Baan's executive management to ensure that Customer's implementation process proceeds in a timely fashion and to monitor Customer's satisfaction. Furthermore, Customer shall be invited to meetings held with the development group within Baan in order to facilitate the Customer giving Baan

                                                 Addendum Number One To Software
                                                   License and Support Agreement
                                                             Grove North America

================================================================================

feedback on Baan's Software as it relates to, among other things, functionality enhancements and future product direction."

A new Section 13.15 is hereby added as follows:

      "13.15 Commitment to Manufacturing. Baan acknowledges that Baan and its affiliates have developed a core specialty in developing software for manufacturing operations. Baan recognizes the importance of this core specialty to Customer and agrees to take commercially reasonable steps to continue to pursue the development of such functionality consistent with the demands of Baan's customer base but Baan shall in no event be obligated to do so."

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first written above.


GROVE NORTH AMERICA, DIVISION              BAAN U.S.A., INC.
OF KIDDE INDUSTRIES, INC.


By: /s/ G.F. Heidinger                     By: /s/ Kevin Calderwood
    ------------------------------             ------------------------------

Name: G.F. Heidinger                       Name: Kevin Calderwood

Title: Sr. VP & CFO                        Title: VP